Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 21, 2018
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports 2017 Year End Preliminary
Unaudited Financial Results and Fourth Quarter 2017 Dividend

Net Income Totaled $518 Million for the Year Ended December 31, 2017

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2017. The Bank expects to file its 2017 Form 10-K with the Securities and Exchange Commission (SEC) on or before March 31, 2018. The Bank also announced its fourth quarter 2017 dividend.

Summary

The Bank recorded $518 million in net income for the year ended December 31, 2017 compared to $649 million in 2016. The decline was primarily due to lower net gains on litigation settlements of $21 million in 2017, down from $376 million in 2016. The litigation settlements were a result of settlements with certain defendants in the Bank’s private-label MBS litigation. The decline was partially offset by an increase in net interest income.

The Bank’s net interest income totaled $650 million for the year ended December 31, 2017, an improvement of $201 million from 2016, reflecting higher advance spreads and higher average advance balances. Advances, which totaled $102.6 billion as of December 31, 2017, continued to be the Bank’s single largest asset class, accounting for 71 percent of total assets.

As a result of the Bank’s 2017 earnings, the Bank accrued $60 million for use in its Affordable Housing Program. These accruals have positioned the Bank to continue to help meet the district’s affordable housing needs.

“We were very pleased with the Bank’s performance in 2017. We met our members’ liquidity and funding needs with competitively priced advances, increased our dividend to the shareholding members, and are poised to make a meaningful contribution to address affordable housing needs across our district,” said Michael L. Wilson, President and CEO. “Our successes in 2017 are testimony to the strength of the cooperative ownership structure and a prudent business model.”

For the fourth quarter, the Bank’s Board of Directors declared an increase in the annualized dividend to 4.50 percent on activity-based stock and 2.00 percent on membership stock and will pay a dividend totaling $57 million.

Detail

Operating Results

In 2017, the Bank reported net income of $518 million compared to $649 million in 2016. The Bank’s net income in 2017 was driven by net interest income, other income (loss), and other expense.

Net Interest Income - The Bank’s net interest income totaled $650 million in 2017 compared to $449 million in 2016. The increase was primarily due to higher advance spreads and higher average advance balances. The Bank’s net interest margin was 0.39 percent during 2017 compared to 0.28 percent during 2016. The increase was primarily driven by changes made to advance pricing on certain products during 2017.

Other Income (Loss) - The Bank recorded a net gain of $52 million in 2017 in other income (loss) compared to a net gain of $396 million in 2016. Other income (loss) was primarily impacted by net gains on litigation settlements of $21 million in 2017 and $376 million in 2016 as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. Other factors impacting other income (loss) included net gains (losses) on derivatives and hedging activities, net gains (losses) on trading securities, and other, net.

Other Expense - Other expense totaled $124 million for 2017 compared to $118 million for 2016. The increase was primarily due to an increase in professional service fees.

Balance Sheet Highlights

The Bank’s total assets decreased to $145.1 billion at December 31, 2017, from $180.6 billion at December 31, 2016 due primarily to a decrease in advances. Advances decreased due primarily to the repayment of advances held by a large depository institution member and by certain captive insurance company members whose membership was terminated in response to the Finance Agency final rule affecting FHLBank membership. The decrease was partially offset by an increase in advances across other institution types.

The Bank’s total liabilities decreased to $138.1 billion at December 31, 2017, from $173.2 billion at December 31, 2016 driven primarily by a decline in the amount of consolidated obligations needed to fund the Bank’s assets.

Total capital decreased to $7.0 billion at December 31, 2017, from $7.4 billion at December 31, 2016, primarily due to a decline in capital stock resulting from a decrease in member activity as a result of a decline in advance balances. The decrease was partially offset by an increase in retained earnings due to net income, partially offset by dividends paid. The Bank’s regulatory capital ratio increased to 5.03 percent at December 31, 2017, from 4.48 percent at December 31, 2016 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Additional financial information will be provided in the Bank’s 2017 Form 10-K available at www.fhlbdm.com or www.sec.gov on or before March 31, 2018.

Dividend

On February 14, 2018, the Bank’s Board of Directors approved an increase in the fourth quarter 2017 dividend to an annualized rate of 4.50 percent on activity-based stock and 2.00 percent on membership stock. Dividend payments totaling $57 million are expected to be paid on February 22, 2018. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 4.03 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on their level of activity with the Bank during the fourth quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	December 31,
Statements of Condition (dollars in millions)	2017	2016
Cash and due from banks	$503	$223
Investments	34,452	41,218
Advances	102,613	131,601
Mortgage loans held for portfolio, net	7,096	6,913
Total assets	145,099	180,605
Consolidated obligations	135,575	170,845
Mandatorily redeemable capital stock	385	664
Total liabilities	138,078	173,204
Capital stock - Class B putable	5,068	5,917
Additional capital from merger	—	52
Retained earnings	1,839	1,450
Accumulated other comprehensive income (loss)	114	(18)
Total capital	7,021	7,401
Total regulatory capital[1]	7,292	8,083
Regulatory capital ratio	5.03	4.48

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. At December 31, 2016, total regulatory capital also included additional capital from merger.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results (dollars in millions)	2017	2016	2017	2016
Net interest income	$153	$135	$650	$449
Provision (reversal) for credit losses on mortgage loans	(1)	1	—	3
Other income (loss):
Net gains (losses) on trading securities	(9)	(48)	1	3
Net gains (losses) on derivatives and hedging activities	11	83	12	7
Gains on litigation settlements, net	—	39	21	376
Other, net	5	3	18	10
Total other income (loss)	7	77	52	396
Total other expense	31	36	124	118
Net income before assessments	130	175	578	724
Affordable Housing Program assessments	14	19	60	75
Net income	$116	$156	$518	$649
Performance Ratios
Net interest spread	0.33%	0.27%	0.34%	0.24%
Net interest margin	0.40%	0.30%	0.39%	0.28%
Return on average equity	6.43%	8.81%	7.01%	10.09%
Return on average capital stock	8.77%	10.99%	9.20%	12.43%
Return on average assets	0.30%	0.35%	0.31%	0.40%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s 2017 Form 10-K expected to be filed on or before March 31, 2018 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.